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                                                               EXHIBIT 4(c)(xii)

                                    RULES OF

                 THE SMITH & NEPHEW FRENCH SHARESAVE PLAN (2002)

            -------------------------------------------------------

                         This is a copy of the rules of
                 The Smith & Nephew French Sharesave Plan (2002)
                    established by the board of directors of
                 the Company on 31 July 2002 and adopted by the
              Company Secretary pursuant to the authority delegated
                             upon him by the board.

             -------------------------------------------------------

                                                 [LOGO OF PINSENT CURTIS BIDDLE]

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                                    CONTENTS

RULE                                                                     PAGE

1.    Interpretation                                                        1

2.    Issue of Invitations                                                  7

3.    Applications for Options                                              8

4.    Grant of Options                                                      9

5.    Monthly savings contributions                                        10

6.    Exercise Price                                                       11

7.    Limitation on Grant of Subscription Options                          11

8.    Exercise of an Option                                                11

9.    Manner of Exercise of an Option                                      13

10.   Non-Transferability and Lapse of Options                             14

11.   Relationship with Employment Contract                                15

12.   Demerger, Reconstruction or Winding-up of the Company                16

13.   Take-over of the Company                                             16

14.   Variation of Share Capital                                           17

15.   Alteration of this Plan                                              18

16.   Service of Documents                                                 18

17.   Applicable Law                                                       19

18.   Third Party Rights                                                   20

19.   Protection of Personal Data                                          20

20.   Miscellaneous                                                        20

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                                    RULES OF
                 THE SMITH & NEPHEW FRENCH SHARESAVE PLAN (2002)

1.      INTERPRETATION

1.1 Words and expressions used in this Plan shall have the meanings respectively given below:

        "Acquisition Cost"                 in relation to the exercise of an
                                           Option on any occasion, an amount in
                                           pounds sterling equal to the product
                                           of:

                                           (a)  the maximum number of Shares in
                                                respect of which that Option is
                                                then exercised in accordance
                                                with rule 8.5; and

                                           (b)  the Exercise Price

        "the Administrator"                Computershare Investor Services plc
                                           or such other person who is for the
                                           time being appointed by the Company
                                           to administer this Plan. The
                                           Administrator shall only be vested
                                           with pure administrative functions,
                                           but not with management nor
                                           decision-making powers.

        "Affiliate Company"                has the meaning given in Article 225
                                           - 180 of the Commerce Code

        "Announcement Date"                a date of notification to the London
                                           Stock Exchange of the annual or half
                                           year results of the Company

        "Applicant"                        a person who, in response to an
                                           Invitation, submits an Application

        "Application"                      an application for the grant of an
                                           Option made in accordance with rule 3

        "Application Date"                 in relation to any Invitation such
                                           date as is specified in accordance
                                           with rule 2.5.5 to be the last day on
                                           which an Application may be submitted
                                           in response to Invitations issued on
                                           any occasion

        "Associated Company"               any company which, in relation to the
                                           Company, is an associated company as
                                           that term is defined by:

                                           (a)  section 416 of the Taxes Act
                                                except that for the purposes of
                                                this Plan, subsection (1) of
                                                that section shall have effect
                                                with the omission of the words
                                                "or at any time within one year
                                                previously"; and

                                           (b)  is an Affiliate Company

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        "Auditors"                         the auditors for the time being of
                                           the Company or if there are joint
                                           auditors, such one of them as the
                                           Directors may decide

        "Commerce Code"                    the French Code of Commerce, as
                                           amended and restated from time to
                                           time

        "Companies Act 1985"               the UK Companies Act 1985

        "the Company"                      Smith & Nephew plc (registered in
                                           England no 324357)

        "control"                          the meaning given in section 840 of
                                           the Taxes Act

        "Daily Official List"              the daily official list of the London
                                           Stock Exchange

        "Date of Grant"                    in relation to any Option, the date
                                           on which such Option was granted

        "Dealing Day"                      a day on which the London Stock
                                           Exchange is open for business

        "Directors"                        the board of directors  for the time
                                           being of the Company or a duly
                                           constituted committee of that board

        "Electronic Communication"         has the meaning given in section 15
                                           of the UK Electronic Communications
                                           Act 2000 (but excluding mobile
                                           telephone text messages)

        "Eligible Participant"             a French Employee or a French Officer
                                           who either:

                                           (a)  has held employment within the
                                                Group for such continuous period
                                                as the Directors have
                                                determined; or

                                           (b)  is nominated by the Directors

                                           and in either case is not precluded
                                           from participating in this Plan by
                                           virtue of Article 225-182 of the
                                           Commerce Code

        "Employer Company"                 in relation to an Applicant or an
                                           Optionholder at any time, the member
                                           of the Group or Associated Company
                                           with which such Applicant or
                                           Optionholder then holds or, if he has
                                           ceased to hold employment within the
                                           Group or with any Associated Company,
                                           last held office or employment

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        "Exchange Rate"                    in relation to a conversion of
                                           currency on any day, the rate to be
                                           applied in making such conversion
                                           being such published exchange rate as
                                           the Directors shall determine for the
                                           preceding day or, if that preceding
                                           day is not a Dealing Day, the last
                                           preceding Dealing Day

        "the Exercise Date"                in relation to an Optionholder's
                                           Savings, the fourth anniversary of
                                           the date on which his first Monthly
                                           Contribution is received by the
                                           Savings Body

        "the Exercise Price"               in relation to Shares subject to any
                                           Option, the price per Share in pounds
                                           sterling payable for the acquisition
                                           of such Shares upon the exercise of
                                           that Option as determined in rule 6

        "French Employee"                  an employee (salarie) of a
                                           Participating Company

        "French Officer"                   Chairman ("President"), chief
                                           executive officer ("directeur
                                           general" and "directeur general
                                           delegue") general manager ("gerant"
                                           in a "societe par actions
                                           simplifiee"), management board
                                           members ("membres du directoire") but
                                           not directors ("administrateurs") or
                                           supervisory board members ("membres
                                           du conseil de surveillance") except
                                           in special circumstances described in
                                           Article L. 225-185 of the Commerce
                                           Code PROVIDED THAT such person would,
                                           for the purposes of section 743 of
                                           the Companies Act 1985 be regarded as
                                           a 'bona fide employee' of the
                                           Participating Company

        "Grantor"                          in  relation to an Option,  the
                                           Company  which has granted or
                                           proposes to grant such Option

        "the Group"                        the  Company  and every  other
                                           company  which is for the time
                                           being a Subsidiary

        "the Individual Share Limit"       in  relation  to  any  Option,  the
                                           amount  of  the  Notional Sterling
                                           Repayment Value divided by the
                                           Exercise Price

        "Initial Market Value"             in relation to a Share subject to any
                                           Option, the average of the quoted
                                           closing price of Shares for the
                                           twenty Dealing Days immediately
                                           preceding the Date of Grant

        "Invitation"                       an invitation to apply for the grant
                                           of an Option issued in accordance
                                           with rule 2

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        "Invitation Date"                  in relation to an Option, the date on
                                           which the invitation to apply for the
                                           grant of such Option was issued

        "Jointly Owned Company"            a company (and any subsidiary as
                                           defined in section 736 of the
                                           Companies Act 1985 of such a company)
                                           of which the whole of the issued
                                           ordinary share capital is jointly
                                           owned by a member of the Group and
                                           another person (not being a member of
                                           the Group) but which is not a
                                           Subsidiary and is not under the
                                           control of such other person within
                                           the limits of Article L. 225-180 of
                                           the Commerce Code

        "Local Currency"                   the local currency of legal tender in
                                           France

        "Local Currency Equivalent"        in relation to an amount in pounds
                                           sterling on a given day, the
                                           equivalent value (or as nearly as may
                                           be) in Local Currency of such
                                           sterling amount after conversion at
                                           the Exchange Rate on that day

        "the London Stock Exchange"        London Stock Exchange plc

        "Model Code"                       the code adopted by the Company which
                                           contains provisions similar in
                                           purpose and effect to the provisions
                                           of the Model Code for Securities
                                           Transactions by Directors of Listed
                                           Companies issued by the UK Listing
                                           Authority from time to time

        "Monthly Contribution"             in relation to any Eligible
                                           Participant, the fixed amount (in
                                           Local Currency) of each of the 48
                                           monthly savings contributions which
                                           that individual undertakes to make in
                                           his Application

        "Net Pay"                          in relation to an Optionholder, the
                                           amount of his earnings for a given
                                           month, being earnings from the
                                           Optionholder's employment with any
                                           one or more members of the Group and
                                           any Associated Company, after any
                                           deductions have been made by the
                                           payer of or on account of any tax or
                                           social security contributions and
                                           after any other deductions (other
                                           than a deduction of a Monthly
                                           Contribution) which the payer has
                                           made under any legal obligation or
                                           pursuant to any authority duly given
                                           by the Optionholder

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        "Notional Sterling Repayment       in relation to any Application, the
        Value" aggregate amount in pounds sterling (converted from Local Currency using the Exchange Rate on the Invitation
                                           Date) of 52 Monthly Contributions or,
                                           such other number of Monthly
                                           Contributions as the Directors may
                                           determine in relation to Options
                                           granted on any occasion so as to be
                                           consistent with the bonus rates
                                           payable on a certified contractual
                                           savings scheme within the meaning of
                                           section 326 of the Taxes Act

        "Official List"                    the daily official list of the London
                                           Stock Exchange

        "Option" a right to subscribe for Shares which is granted pursuant to, and is exercisable only in accordance with, this Plan and which is a 4-year Option

        "Option Shares"                    in relation to an Option, the Shares
                                           over which that Option subsists

        "Option Certificate"               a certificate issued by the Grantor
                                           evidencing the grant of an Option

        "Option Tax Liability"             in relation to an Optionholder, any
                                           liability of any member or former
                                           member of the Group or any Associated
                                           Company or former Associated Company
                                           to account to any tax authority or
                                           other body for any amount of, or
                                           representing, income tax or social
                                           security contributions or any other
                                           tax charge levy or other sum which
                                           the Optionholder is charged upon or
                                           in consequence of the grant, vesting,
                                           exercise, assignment or release of an
                                           Option or the acquisition of Shares
                                           under this Plan

        "Optionholder"                     in relation to any Option, the person
                                           to whom that Option has been granted
                                           or, if that person has died, his
                                           legal personal representatives

        "Ordinary Share Capital"           issued share capital of the Company
                                           other than fixed-rate preference
                                           shares

        "Participating Company"            a member of the Group to which the
                                           Directors have determined that this
                                           Plan shall extend

        "Personal Data"                    has the meaning it bears for the
                                           purposes of the UK Data Protection
                                           Act 1998

        "Personal Representatives"         in relation to an Optionholder, the
                                           heirs or legatees of the Optionholder

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        "this Plan"                        The Smith & Nephew French Sharesave
                                           Plan (2002) as amended from time to
                                           time

        "Savings"                          in relation to an Optionholder at any
                                           time, the aggregate amount of that
                                           Optionholder's Monthly Contributions
                                           held by the Savings Body together
                                           with any accrued interest thereon

        "Savings Body"                     Societe Generale, such bank(s) and/or
                                           other savings institution(s) as may
                                           from time to time be approved by the
                                           Company for the purposes of this Plan

        "Shares" fully-paid ordinary shares in the capital of the Company registered in nominative form

        "Subscription Options"             Options which are rights granted by
                                           the Company to subscribe for Shares

        "Subsidiary"                       any company which is for the time
                                           being:

                                           (a)  a subsidiary as defined in:

                                                (i)  section 736 of the UK
                                                     Companies Act 1985 of the
                                                     Company;

                                                (ii) Article L. 233-1 of the
                                                     Commerce Code; and

                                           (b)  an Affiliate Company

        "Taxes Act"                        the UK Income and Corporation Taxes
                                           Act 1988

        "UK"                               the United Kingdom

        "UK Listing Authority"             the Financial Services Authority in
                                           its capacity as the competent
                                           authority for the purposes of Part VI
                                           of the UK Financial Services and
                                           Markets Act 2000

        "UK Scheme"                        The Smith & Nephew Sharesave Scheme
                                           (2002)

        "year"                             a financial year of the Company.

1.2 References to any statutory provision shall be read and construed as references to such provision as amended and re-enacted from time to time and no account should be taken of the rule headings which have been inserted for ease of reference only.

1.3 If any question, dispute or disagreement arises as to the interpretation of this Plan, the decision of the Directors shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

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1.4     In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the UK Arbitration Act of 1996 shall not apply in relation to any such matter.

1.5     Words denoting the masculine gender shall include the feminine.

1.6     Words denoting the singular shall include the plural and vice versa.

2.      ISSUE OF INVITATIONS

2.1 Subject to the following provisions of this rule 2, the Company may from time to time issue, or procure the issue by the Administrator, to all persons who are or are expected to be Eligible Participants, invitations to apply for the grant of Options.

2.2     Invitations may be issued:

        2.2.1 in the period of 42 days beginning with the fourth Dealing Day following an Announcement Date or, if the Company is restricted by statute, order or regulation (including any regulation, order or requirement imposed on the Company by the London Stock Exchange or any other regulatory authority) from issuing invitations in any such period, at any time in the period of 42 days beginning with the date on which such restriction is removed; and

        2.2.2 at any other time if the Directors consider the circumstances to be exceptional unless the Company is or would then be so restricted from issuing invitations at that time.

2.3 Invitations issued to Eligible Participants in France shall be issued at the same time and be on the same terms.

2.4 Invitations may be issued in writing or by Electronic Communication or in the form of notices, advertisements, circulars or otherwise for the general attention of employees and to which the particular attention of individual employees is drawn by notices issued with pay and salary advice slips SAVE THAT an invitation may not be issued to an Eligible Participant by Electronic Communication unless that person is known by his Employer Company to have personal access during his normal business hours to information sent to him by Electronic Communication.

2.5     Each invitation shall:

        2.5.1   identify the Savings Body;

        2.5.2 state that it is a condition of the grant of an Option that the Eligible Participant must first undertake to make 48 consecutive monthly savings contributions (by way of deductions from net payments of salary or by such other arrangements as may be permitted by the Directors in France) in Local Currency to an account with the Savings Body;

        2.5.3 specify the maximum and minimum amounts of such monthly savings contributions;

        2.5.4 invite the person to whom it is addressed to apply for an Option;

        2.5.5   specify the last day on which an Application may be made

        and shall otherwise be in such form as the Company shall determine.

2.6 On any occasion on which invitations are issued, the Directors may in their discretion determine and announce the maximum number of Shares in respect of which Options will be granted in response to Applications made pursuant to such Invitations.

2.7 The amount of an Eligible Participant's Monthly Contribution shall be not less than the Local Currency equivalent of (GBP)5 and not greater than the Local Currency equivalent of (GBP)250 or, in either case, such other sum as the Directors may from time to time determine.

2.8 No invitation may be issued if the Company would be restricted from granting Options by reason of rule 4.5.2(c).

3.      APPLICATIONS FOR OPTIONS

3.1 Any Eligible Participant to whom an Invitation has been issued may apply for an Option by submitting to the person specified in the Invitation an application in writing which:

        3.1.1 is received at such address as shall be stated in the Invitation not later than the Application Date;

        3.1.2 specifies the amount of the monthly contributions proposed to be paid by the Eligible Participant and authorises his Employer Company to deduct such amount (or such lower amount as may be determined by the Directors having regard to the limitations imposed by the Plan) from his pay;

        3.1.3 includes an undertaking by the Eligible Participant to his Employer Company to make 48 consecutive monthly savings contributions (in Local Currency) to a Savings Body;

        3.1.4 otherwise complies with such terms and conditions as may have been specified in the Invitation;

        3.1.5 is subject to the individual continuing to hold employment with a Participating Company until the Date of Grant;

        3.1.6 authorises the transfer and processing of the Applicant's Personal Data for the purposes of the administration of this Plan;

        3.1.7 provides that the Applicant agrees to accept and be bound by the rules of the Plan;

        3.1.8   is duly completed and signed by the Applicant

        and is otherwise in such form as the Directors may determine.

3.2 No Eligible Participant shall make more than one Application nor be granted more than one Option in response to the issue of an Invitation on any occasion.

4.      GRANT OF OPTIONS

4.1     An Option may be granted by the Company.

4.2 An Option shall not be granted to any person who is not an Eligible Participant at the Date of Grant.

4.3 The maximum number of Shares in respect of which an Option shall be granted in response to any Application shall not in any event exceed the Individual Share Limit.

4.4 Subject to rule 4.3, the Directors shall have an absolute discretion as to whether, and in respect of how many Shares, any Option should be granted.

4.5 Options for which Invitations have been issued on any occasion shall be granted within the period of 30 days beginning with the Invitation Date PROVIDED THAT:

        4.5.1 if on any occasion it is necessary to reduce the number of Shares over which Options are granted (so as to avoid exceeding the limit set out in rule 7 or otherwise) in one or more countries, the Directors may grant such Options at any time within the period of 42 days beginning with the Invitation Date;

        4.5.2   Options shall not be granted within the following periods:

                (a)     20 Dealing Days from the date:

                        (i)     a dividend is distributed;

                        (ii) on which a resolution is passed to increase the authorised share capital of the Company;

                (b) 10 Dealing Days immediately prior to and following the Announcement Date;

                (c)     after 2 June 2005; and

                (d) any day when the Company is in possession of price-sensitive information which is not within the public domain, and within ten days after such information fell into the public domain.

        4.5.3 If on any occasion Options cannot be granted as a result of the restriction in rules 4.5.2(a)(i), 4.5.2(a)(ii) or 4.5.2(d) the Directors may grant such Options at any time within the period of 42 days following the end of such restriction.

4.6 As soon as reasonably practicable after the Date of Grant, the Company shall, or shall procure, the issue to each Optionholder of an Option Certificate which specifies:

        4.6.1   the Grantor;

        4.6.2   the Date of Grant;

        4.6.3   the number of Shares in respect of which the Option is granted;

        4.6.4   the Exercise Price;

        4.6.5 the earliest date on which the Option will normally become exercisable;

        4.6.6 that it is a term of the Option that the Optionholder shall (to the extent permitted by law) be responsible for any Option Tax Liability which may arise;

        4.6.7 that the Option shall lapse upon the occurrence of an event referred to in rule 8.4 and shall otherwise be in such form as the Grantor shall determine from time to time.

5.      MONTHLY SAVINGS CONTRIBUTIONS

5.1     Subject to rule 5.3, a Monthly Contribution may be made by:

        5.1.1 the Optionholder's Employer Company deducting the whole amount from the Optionholder's Net Pay for the relevant month and paying such amount (on the Optionholder's behalf) to an account with the Savings Body; or

        5.1.2 the Optionholder entering into such other arrangement as may be permitted by the Employer Company for the Monthly Contribution to be paid to an account with the Savings Body.

5.2 An Optionholder's Savings shall be deposited with the Savings Body and shall at all times remain the property of the Optionholder so that none of the Company, the Optionholder's Employer or the Administrator shall have any interest in such Savings.

5.3 If in any month, and in consequence of an Optionholder being absent from work by reason of maternity leave, military service (or such other reason which is, in the Directors' opinion an equivalent circumstance or event resulting in a period of temporary suspension in employment), the amount of such Optionholder's Net Pay is insufficient to allow for the deduction in full of his Monthly Contribution for, or in respect of, that month, the Optionholder may make other arrangements for payment to the Savings Body of the whole, or any balance remaining, of such Monthly Contribution, provided that the full amount of such Monthly Contribution is paid to the Savings Body not later than 30 days after the end of the relevant month.

5.4 An Option shall not lapse and cease to be exercisable by reason only that the Optionholder has failed to make not more than six Monthly Contributions (whether by reason of any insufficiency of Net Pay or otherwise).

5.5 An Option shall immediately lapse and cease to be exercisable if, after six of the Optionholder's Monthly Contributions have not been made, a seventh Monthly Contribution is not made by the due date for payment.

6.      EXERCISE PRICE

6.1 Subject to rule 14, on the Date of Grant, the Company shall determine the price per Share payable upon the exercise of Options granted on the same day to Eligible Participants in France, but this shall not be less than:

        6.1.1 95% of the Initial Market Value (rounded up to the nearest whole penny); or, if greater

        6.1.2 in the case of a Subscription Option, the nominal value of a Share.

7.      LIMITATION ON GRANT OF SUBSCRIPTION OPTIONS

7.1 The number of Shares in respect of which Subscription Options may be granted in any year, when added to:

        7.1.1 the number of Shares in respect of which Subscription Options have previously been granted (and which, if not exercised, have not ceased to be exercisable); and

        7.1.2 the number of Shares issued or in respect of which rights to subscribe for Shares have previously been granted (and which have neither been exercised, nor ceased to be exercisable) pursuant to any other employee share option or share incentive plan in that year and the preceding nine years shall not exceed 10 per cent of the Ordinary Share Capital.

8.      EXERCISE OF AN OPTION

8.1 Subject to the following provisions of this rule 8 and rules 12 and 13, an Option shall only be exercisable within the period of 6 months beginning with the Exercise Date and, if not then exercised, shall lapse and cease to be exercisable at the end of that period.

8.2 If an Optionholder dies, his Personal Representatives may exercise that Option during the period of 6 calendar months commencing on the date of his death and if it is not then exercised that Option shall lapse and cease to be exercisable at the end of such period.

8.3 An Optionholder who ceases to hold employment within the Group for any of the following reasons may exercise his Option during the relevant specified period (or in the case of rules 8.3.2 or 8.3.3, such additional period not exceeding the period of 6 months following cessation as the Directors may determine and notify to the Optionholder):

        8.3.1 injury, ill-health or disability (meaning a second or third category disability pursuant to Article L. 341-1 of the Code de la securite sociale, determined by the work physician ("medecin du travail") according to French law, who will issue a statement of disability to the satisfaction of the directors of his Employer Company), 6 calendar months commencing on the date of cessation;

        8.3.2 redundancy, 3 calendar months immediately prior to the date the employee received such notice from his Employer Company; or

        8.3.3 retirement at or after his normal retirement age, 3 calendar months immediately prior to cessation and his Option may be exercised to the extent permitted by rule 8.5.2 during the applicable period. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such applicable period.

8.4 If at any time before the Exercise Date an Optionholder ceases to hold employment with a member of the Group or an Associated Company or a Jointly Owned Company for any reason other than those mentioned in rules
        8.2 and 8.3:

        8.4.1   if such cessation is by reason of:

                (a) the company by which the Optionholder is employed becoming neither a member of the Group nor an Associated Company nor a Jointly Owned Company; or

                (b) the fact that the Optionholder's employment with a member of the Group or an Associated Company relates to a business or part of a business which is transferred to a person which is neither a member of the Group nor an Associated Company nor a Jointly Owned Company

                then the Directors may exercise their discretion to permit the Optionholder to exercise his Option within such period (not exceeding 6 months following cessation) as may be notified to him prior to cessation. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such period; or

        8.4.2 in any other case (or if the Directors do not exercise their discretion pursuant to rule 8.4.1 above), his Option shall immediately lapse and cease to be exercisable upon cessation.

8.5     An Option may only ever be exercised:

        8.5.1 subject to the Optionholder not having failed to make any Monthly Contributions, pursuant to rules 8.1 and 8.2 in respect of all of the Option Shares; or

        8.5.2 pursuant to rules 8.2, 8.3, 12 or 13 (or pursuant to rules 8.1 and 8.2 if the Optionholder has failed to make one or more Monthly Contributions), in respect of such number of Shares as is equal to:

                C X  D / 48

                where:

                C is the number of Option Shares; and

                D is the number of Monthly Contributions actually made by the Optionholder before the date of exercise of the Option or, in either case, such lesser number of Option Shares as the Optionholder may specify in the notice of exercise given pursuant to rule 9.1.

8.6 For the purposes of this rule 8, an Optionholder shall not be treated as ceasing to hold employment within the Group until he no longer holds any office as a director or any employment with any member of the Group or any Associated Company or any Jointly Owned Company.

8.7     An Option may not be exercised more than once.

8.8 In deciding whether and when to exercise an Option, an Optionholder shall have regard to the Model Code

8.9     An Option may only be exercised pursuant to rules 12 or 13 if:

        8.9.1 such Option would then be exercised in circumstances in which favourable income tax treatment and exemptions from social security costs are available under Articles L. 225-180 et seq of the Commerce Code; or

        8.9.2 the Directors exercise their discretion to permit the Optionholder to exercise his Option pursuant to rules 12 or 13.

9.      MANNER OF EXERCISE OF AN OPTION

9.1 An Option shall be exercised only by the Optionholder giving notice in writing to the Company or, if so directed by the Company, the Administrator, which:

        9.1.1   is given at any time when the Option is exercisable;

        9.1.2 specifies the number of Shares in respect of which the Option is exercised in accordance with rule 8.5;

        9.1.3 is accompanied by payment of an amount in pounds sterling equal to the Acquisition Cost;

        9.1.4 unless the Company otherwise permits, is accompanied by the Option Certificate and is otherwise in such form as the Company may from time to time determine and notify to the Optionholder.

9.2 Within 30 days after the date on which the Company shall have received a valid notice of exercise of an Option the Company shall procure that:

        9.2.1 the monies accompanying that notice are applied in payment of the Acquisition Cost for the number of Shares in respect of which the Option is then exercised; and

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        9.2.2   subject to rules 9.3 and 9.6, the number of Shares in respect of which the Option is then exercised are allotted and issued or transferred to or to the order of the Optionholder.

9.3 The Grantor shall not be obliged to issue, transfer or procure the transfer of any Shares or any interest in any Shares upon the exercise of an Option unless and until the Optionholder has paid to the Grantor such sum as, in the opinion of the Company, is sufficient to indemnify any existing or former member of the Group or any existing or former Associated Company in full against any Option Tax Liability or has made such other arrangement as, in the opinion of the Company, will ensure that the Optionholder will satisfy his liability under such indemnity.

9.4 As soon as reasonably practicable after allotting or transferring any Shares as mentioned in rule 9.2.2, the Company shall procure:

        9.4.1 the issue to the Optionholder of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time in respect of the Shares so allotted or transferred; and

        9.4.2 if at that time the Shares are listed on the Daily Official List, any Shares so allotted are admitted to the Daily Official List.

9.5 If after an Option has been exercised, the Grantor is restricted from issuing, transferring or procuring the transfer of Shares to the Optionholder by reason of any statutory, regulatory or other legal provision, rule or the Model Code or any other requirement or guidance which is issued by the UK Listing Authority or any other body on behalf of institutional investors in the Company relating to dealings in Shares by directors or employees of any member of the Group, the Grantor shall not be obliged to issue, transfer or procure the transfer of Shares in consequence of such exercise until after all such restrictions are lifted but shall do so within the period of 30 days thereafter.

9.6 The allotment or transfer of any Shares upon the exercise of an Option shall be subject to the Memorandum and Articles of Association of the Company and to any necessary consents of any governmental or other authorities (whether in the United Kingdom, the French Republic or overseas) under any enactments or regulations from time to time in force and it shall be the responsibility of the Optionholder to do all such things as may be necessary to obtain or obviate the necessity of any such consent.

9.7 All Shares allotted or transferred upon the exercise of any Option shall rank equally in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

9.8 The costs of stamp duty and dealing costs and commissions incurred when Shares are purchased upon the exercise of an Option shall be borne by the Company.

10.     NON-TRANSFERABILITY AND LAPSE OF OPTIONS

10.1 During his lifetime only the individual to whom an Option is granted may exercise that Option.

10.2    An Option shall immediately lapse and cease to be exercisable if:

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

        10.2.1 it is transferred or assigned (other than to Personal Representatives of the Optionholder), mortgaged, charged or otherwise disposed of by the Optionholder;

        10.2.2 the Optionholder becomes bankrupt or makes or proposes to make, a voluntary arrangement under the French Consumer Code (Articles L331-1 to L333-8 of the Law number 89-1010 dated 31 December
                1989), or any other scheme, arrangement or compromise in relation to his debts, with his creditors or any section of them;

        10.2.3 the Optionholder is not or ceases for any other reason (except his death) to be the sole legal and beneficial owner of the Option free from encumbrances or would not, upon the exercise of the Option, be the sole legal and beneficial owner of the Shares thereby acquired, free from encumbrances;

        10.2.4 (unless in any individual case the Company otherwise determines) the Optionholder, whilst remaining in employment with a member of the Group or an Associated Company or a Jointly Owned Company, instructs his Employer Company to cease deducting Monthly Contributions from his salary;

        10.2.5 if, after six of the Optionholder's Monthly Contributions have not been made for any reason, a seventh Monthly Contribution is not made on the due date for payment; or

        10.2.6 (unless in any individual case the Company otherwise determines) an Optionholder obtains repayment of any of his savings contributions (or interest on such contributions) unless such Option is then immediately exercisable pursuant to rules 8.2, 8.3, 12 or 13.

10.3 Save as mentioned in rule 8.2, an Option shall in any event lapse and cease to be exercisable at the end of the period of 6 months beginning with the Exercise Date.

11.     RELATIONSHIP WITH EMPLOYMENT CONTRACT

11.1 The grant of an Option shall not form part of the Optionholder's entitlement to remuneration or benefits pursuant to his contract of employment nor shall the existence of a contract of employment between any person and any present or past member of the Group or Associated Company or Jointly Owned Company, give such person any right entitlement or expectation to have an Option granted to him in respect of any number of Shares or any expectation that an Option might be granted to him or that he will be invited to apply for the grant of an Option whether subject to any conditions or at all.

11.2 Neither the existence of this Plan nor the fact that an individual has on any occasion been granted an Option (or been invited to apply for the grant of an Option) shall give such individual any right entitlement or expectation that he has or will in future have any such right entitlement or expectation to participate in this Plan by being granted an Option (or invited to apply for the grant of an Option) on any other occasion.

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11.3    The rights granted to an Optionholder upon the grant of an Option shall not afford the Optionholder any rights or additional rights to compensation or damages in consequence of the loss or termination of his office or employment with any present or past member of the Group or Associated Company or Jointly Owned Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

11.4 The rights and obligations of an Optionholder under the terms of his contract of employment with any present or past member of the Group or Associated Company or Jointly Owned Company shall not be affected by the grant of an Option or his participation in this Plan.

11.5 An Optionholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in whole or in part in consequence of the loss or termination of his office or employment with any present or past member of the Group or Associated Company or Jointly Owned Company for any reason whatsoever (whether or not such termination is ultimately held to be wrongful or unfair).

12.     DEMERGER, RECONSTRUCTION OR WINDING-UP OF THE COMPANY

12.1 Subject to rule 8.9, if notice is given to shareholders of the Company of a proposed demerger of the Company or of any Subsidiary the Company may give notice to Optionholders that Options may then be exercised within such period (not exceeding 30 days) as the Company may specify in such notice to Optionholders SAVE THAT no such notice to Optionholders shall be given unless the Auditors have confirmed in writing to the Company that the interests of Optionholders would or might be substantially prejudiced if before the proposed demerger has effect Optionholders could not exercise their Options and be registered as the holders of the Shares thereupon acquired.

12.2 Subject to rule 8.9, if the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation pursuant to section 425 of the Companies Act 1985 the Optionholder shall be entitled to exercise his Option during the period of 6 months commencing on the date on which the court sanctions the compromise or arrangement, and thereafter the Option shall lapse and cease to be exercisable.

12.3 Subject to rule 8.9, if notice is given to the shareholders of the Company of a resolution for the voluntary winding-up of the Company, notice of the same shall be given to all Optionholders and each Optionholder shall be entitled to exercise his Option at any time within the period of 6 months commencing on the date on which the resolution is passed.

12.4 All Options shall immediately lapse and cease to be exercisable upon the commencement of a winding-up of the Company.

13.     TAKE-OVER OF THE COMPANY

13.1    Subject to rule 8.9, if, as a result of either:

        13.1.1 a general offer to acquire the whole of the Ordinary Share Capital which is made on a condition such that if it is satisfied the person making the offer will have control of the Company; or

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

        13.1.2 a general offer to acquire all the shares in the Company of the same class as the Shares the Company shall come under the control of another person or persons, an Optionholder shall be entitled to exercise his Option to the extent permitted by rule 8.5 within the period of 6 months beginning with the date when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such period.

13.2 Subject to rule 8.9, if at any time any person becomes entitled or bound to acquire shares in the Company under sections 428 to 430F (inclusive) of the Companies Act 1985 an Optionholder shall be entitled to exercise his Option to the extent permitted by rule 8.5 at any time when that person remains so entitled or bound. To the extent that the Option is not then exercised, it shall lapse and cease to be exercisable at the end of such period.

13.2 For the purposes of the preceding provisions of this rule 13 a person shall be deemed to have control of the Company if he and others acting in concert with him have together obtained control of it.

14.     VARIATION OF SHARE CAPITAL

14.1 In the event of any alteration of the Ordinary Share Capital by way of a capitalisation or rights issue or by way of sub-division, consolidation, reduction or any other variation in the share capital of the Company the Grantor may make such adjustments as it considers appropriate:

        14.1    to the aggregate number of Shares subject to any Option;

        14.2    to the Exercise Price; and/or

        14.3 if an Option has been exercised but no Shares have been allotted or transferred, to the number of Shares which may be so allotted or transferred and the Acquisition Cost relating to such Shares

        PROVIDED THAT:

        (a) except in the case of a subdivision, consolidation or capitalisation issue any such adjustment is confirmed in writing by the Auditors to be in their opinion fair and reasonable;

        (b) the aggregate Acquisition Cost payable by an Optionholder on the exercise of all of his Options shall not be materially altered;

        (c) except insofar as the Directors, on behalf of the Company, may then agree to capitalise the Company's reserves and apply the same in paying up the difference between the Exercise Price and the nominal value of the Shares at the time of exercise, the Exercise Price in relation to a Subscription Option is not reduced below the nominal value of those Shares;

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

        (d) the number of Shares as so adjusted shall be rounded down to the nearest whole number and the Exercise Price as so adjusted shall be rounded up to the nearest whole penny; and

        (e) no alteration shall be made in the Exercise Price otherwise than in circumstances mentioned in Article L225-181 of the Commerce Code and Articles 174-13 and 174-16 Section 2 of the Decree no. 67-236 of 23 March 1967.

14.2 As soon as reasonably practicable after making any adjustment pursuant to rule 14.1 the Grantor shall give notice in writing thereof to every Optionholder affected thereby and may call in any Option Certificates for endorsement or replacement.

15.     ALTERATION OF THIS PLAN

15.1 The Directors may at any time (with the prior consent of the Grantor) by resolution in writing alter or add to any of the provisions of this Plan in any respect PROVIDED THAT:

        15.1.1 no such alteration or addition shall be made to the advantage of existing or new Optionholders to the provisions relating to eligibility to participate, basis of determining entitlement to Optionholders' rights to acquire shares, exercise price, overall and individual limitations on the grant of options under this Plan and the adjustment of such rights in the event of a variation of Ordinary Share Capital without the prior approval by ordinary resolution of the shareholders of the Company in general meeting SAVE THAT this provision shall not apply to the extent that such alteration or addition is in the opinion of the Directors a minor amendment which is necessary or appropriate:

        (a)  to benefit the administration of this Plan;

        (b)  to take account of a change in legislation; or

        (c) to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan or for the Company or any member of the Group in any jurisdiction; and

        15.1.2 no amendment may be made which affects the terms of Options granted to Optionholders if the amendment is inconsistent with Articles L.225-181 of Commerce Code and Articles 174.8 to 174.16 of Decree no. 67-236 of 23 March 1967.

15.2 If in relation to any Options the Grantor is not the Company, no alteration or addition shall be made to the terms of such Options without the approval of the Grantor.

15.3 As soon as reasonably practicable after making any such alteration or addition the Directors (on behalf of the Grantor) shall give notice in writing thereof to every Optionholder (if any) affected thereby.

16.     SERVICE OF DOCUMENTS

16.1 Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company or other Grantor or the Administrator to any person in accordance or in connection with this Plan shall be duly given:

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        16.1.1  by sending it through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, it shall be deemed to have been duly given on the date of posting; or

        16.1.2 if he holds office or employment with any member of the Group or any Associated Company, by delivering it to him at his place of work or by sending to him a facsimile transmission or Electronic Communication addressed to him at his place of work and if so sent it shall be deemed to have been duly given at the time of transmission SAVE THAT a notice or document shall not be duly given by Electronic Communication unless that person is known by his Employer Company to have personal access during his normal business hours to information sent to him by Electronic Communication.

16.2 Any notice or document so sent to an employee or Optionholder shall be deemed to have been duly given notwithstanding that such Optionholder is then deceased (and whether or not the Company or other Grantor has notice of his death) except where his Personal Representatives have supplied to the Company an address to which documents are to be sent.

16.3 Any notice in writing or document to be submitted or given by an Optionholder to the Grantor, the Company or the Administrator in accordance or in connection with this Plan may be delivered, sent by post, facsimile transmission or Electronic Communication but shall not in any event be duly given unless:

        16.3.1 it is actually received (or, in the case of an Electronic Communication, opened) by the secretary of the Company or such other individual as may from time to time be nominated by the Company and whose name and address is notified to Optionholders; and

        16.3.2 if given by Electronic Communication (and is so required by the Company), it includes a digitally encrypted signature of the Optionholder.

16.4 For the purposes of this Plan, an Electronic Communication shall be treated as not having been duly made or received if the recipient of such Electronic Communication notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter damage or interfere with any computer software or Electronic Communication.

17.     APPLICABLE LAW

17.1 This Plan shall be governed by and construed in all respects in accordance with English law.

17.2 In applying for the grant of an Option an Eligible Participant shall be deemed to submit to the exclusive jurisdiction of the English courts as regards any claim legal action or proceedings arising out of this Plan and to waive any objection to such proceedings taking place in the English courts on the grounds of venue or on the grounds that such proceedings have been brought in an inconvenient forum.

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18.     THIRD PARTY RIGHTS

        Except as otherwise expressly stated to the contrary, neither this Plan nor the grant of any Option nor the U.K. Contracts (Rights of Third Parties) Act 1999 shall have the effect of giving any third party any rights under this Plan and that Act shall not apply to this Plan or to the terms of any Option granted pursuant to this Plan.

19.     PROTECTION OF PERSONAL DATA

19.1 By accepting the grant of an Option the Optionholder shall agree and consent to:

        19.1.1 the collection, use and processing by any member of the Group and the Administrator of Personal Data relating to the Optionholder, for all purposes reasonably connected with the administration of this Plan and the subsequent registration of the Optionholder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

        19.1.2 any member of the Group and the Administrator transferring Personal Data to or between any of such persons for all purposes reasonably connected with the administration of the Plan;

        19.1.3 the use of such Personal Data by any such person for such purposes; and

        19.1.4 the transfer to and retention of such Personal Data by any third party for such purposes.

20.     MISCELLANEOUS

20.1 The Company shall at all times keep available sufficient authorised but unissued Shares to satisfy the exercise in full of all the Subscription Options for the time being remaining capable of being exercised under this Plan.

20.2 The Directors may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedures for the administration and implementation of this Plan as they think fit. In the event of any dispute or disagreement as to the interpretation of this Plan or of any such rules, regulations or procedures or as to any question or right arising from or related to this Plan, the decision of the Directors shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons.

20.3 The Company shall not be obliged to provide Optionholders with copies of any notices, circulars or other documents sent to holders of Shares.

20.4 The costs of the administration and implementation of this Plan shall be borne by the Company.

20.5 The issue of an Invitation on any occasion is made at the Company's discretion. No entitlement to the issue of an Invitation, the grant of an Option and/or the issue of Shares in the future shall thereby be created on the grounds that such Invitations were issued or Options were granted in the past nor on the grounds that Options may previously have been granted over a particular number of Shares at a certain price. Even the repeated grant of Options and/or the issue of Shares shall not create future entitlements to receive Options and/or Shares at all or to be granted Options over a specific number of Shares or at a specific price.

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20.6    If any provision of this Plan is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of the provisions of this Plan shall continue in full force and effect as if this Plan had been established with the invalid, illegal or unenforceable provision eliminated.

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